                                                                      EXHIBIT 99

[LOGO]  H.B. Fuller Company                   Contact: Scott Dvorak
        Corporate Headquarters                         Investor Relations
                                                       651-236-5150
P.O 64683
St. Paul, Minnesota 55164-0683


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NEWS                     For Immediate Release                  January 14, 2002
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Note: H.B. Fuller will host a conference call January 15, 2002 at 9:30 a.m.
central time (10:30 a.m. eastern time). The call can be heard live over the Internet at H.B. Fuller's website at http://www.hbfuller.com under the section shareholder information or at www.streetevents.com.

                   H.B. Fuller Reports Fourth Quarter Results
                     and Announces Restructuring Initiative

ST. PAUL, Minn. - H.B. Fuller Company (NASDAQ: FULL) today reported sales and earnings for the fourth quarter and full year, ended December 1, 2001.

Fourth quarter net income, excluding special charges related to the restructuring initiative totaled $14.4 million or $0.51 per share (diluted). Last year's fourth quarter net income was $14.3 million or $0.50 per share (diluted). On November 16, 2001, the Company issued a two-for-one common stock split and all earnings per share amounts presented are based on this split.

Fourth quarter results were reduced to $12.9 million or $0.46 per share (diluted), after a $1.5 million after-tax special charge for asset impairments related to the restructuring initiative.

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                                             Net earnings     EPS (diluted)
                                        -------------------------------------
Excluding special items    Q4, 2001          $14.4 million       $0.51
                           Q4, 2000          $14.3 million       $0.50
                            change                1.0%            2.0%
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
                                             Net earnings     EPS (diluted)
                                        -------------------------------------
As reported                Q4, 2001          $12.9 million       $0.46
                           Q4, 2000          $14.3 million       $0.50
                            change               -9.3%           -8.0%
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                                                                      EXHIBIT 99

Al Stroucken, chairman, president and chief executive officer remarked, "This quarter and the past year were very difficult in terms of the environment we operated in and yet we were able to post financial results which were very respectable due to the dedication of our employees and the inherent strength of our organization. However, economic and industry conditions continue to put pressure on our cost structure. To ensure a healthy and vibrant company, we have to take additional steps to bring our installed capacity more in line with the present and projected run rates. The restructuring will create a more focused and cost efficient company that can continue to succeed in a very adverse economic environment and really excel when the market improves."

Total Year Results
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                              Full Year        Net earnings     EPS (diluted)
                                               -------------    -------------
Excluding special items         2001           $43.8 million       $1.54
  and the cumulative            2000           $49.0 million       $1.74
  effect of a change in        Change             -10.6%          -11.5%
  accounting principle
-------------------------------------------------------------------------------

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                              Full Year        Net earnings     EPS (diluted)
                                               -------------    -------------
As reported                      2001          $44.4 million        $1.57
                                 2000          $49.2 million        $1.74
                                Change             -9.8%            -9.8%
-------------------------------------------------------------------------------

Special items for the year 2001 reflect the charge for asset impairments of $1.5 million after-tax, or $0.05 per share (diluted), and a one-time tax benefit of $2.6 million, or $0.09 per share (diluted). Special items for the year 2000 reflect a restructuring credit of $0.2 million after tax.

In addition, in 2001, the Company adopted the Securities and Exchange Commission's Staff Accounting Bulletin (SAB) 101, "Revenue Recognition" resulting in a cumulative effect of a change in accounting principle that reduced earnings by $0.5 million, or $0.02 per share.

Fourth Quarter (2000 includes fourteen weeks versus thirteen weeks in 2001) and Total Year Revenues

Net sales for the fourth quarter of 2001 were $322.9 million, an 11.3 percent decrease from the fourth quarter of 2000. Lower volume accounted for a decrease of 11.9 percent. The absence of one week in 2001 versus 2000 accounted for approximately 7 percentage points of



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                                                                      EXHIBIT 99

the 11.9 percent volume decrease. These negative effects were partially offset by an increase in pricing of 0.6 percent.

Net sales for 2001 were $1,274.1 million, a 6.6 percent decrease from the previous year. Volume was down 6.9 percent while negative currency effects of
1.6 percent offset selling price increases of 1.9 percent. The absence of one week in 2001 versus 2000 accounted for approximately 2 percentage points of the
6.9 percent volume decrease.

Fourth Quarter Segment Sales

         -- North America Adhesives net sales decreased 14.3 percent compared to last year.

                  o        Volume decreased 15.1 percent.

                  o        Prices increased 1.0 percent.

                  o        Currency had a negative impact of 0.2 percent.

         -- Europe Adhesives net sales decreased 5.6 percent compared to last year.

                  o        Volume decreased 11.7 percent.
                  o        Prices increased 2.7 percent.
                  o        The currency impact was a positive 3.4 percent.

         -- Latin America Adhesives net sales decreased 9.5 percent compared to last year.

                  o        Volume decreased 7.2 percent.
                  o        Prices decreased 2.3 percent.

         -- Asia/Pacific Adhesives net sales decreased 5.0 percent compared to last year.
                  o        Volume increased 0.5 percent.
                  o        Prices increased 0.8 percent.
                  o        Negative currency effects were 6.3 percent.

         --       Specialty Group net sales decreased 12.1 percent.
                  o        Volume decreased 11.0 percent.
                  o        Prices decreased 1.1 percent.

Operating income decreased, as compared to the fourth quarter of 2000, in all the segments except for North America.


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
                                                                      EXHIBIT 99

Discussion of the Restructuring Initiative
In a continuing effort to strengthen the organization and remove excess manufacturing capacity, the Company plans to eliminate 20 percent of the current available capacity. The plan calls for a streamlining of its facilities and operations in Latin America, Europe and in particular, North America. By reducing the installed capacity and removing other cost structures, the Company estimates that upon completion, costs will be reduced $10 to $12 million annually.

In connection with the restructuring initiative, H.B. Fuller will take special charges to income in the range of $30 to $35 million before tax, inclusive of the $1.6 million ($1.5 million after-tax) incurred this quarter. The remaining charges will be realized over the next four quarters and will include severance, accelerated depreciation on assets held and used until disposal and other plan-related costs.

                              --------------------

H.B. Fuller Company is a worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2001 sales of $1.274 billion. Common stock is traded on the NASDAQ exchange under the symbol FULL. For more information about the Company, visit their website at: http://www.hbfuller.com.

Safe Harbor for Forward-Looking Statement
Certain statements in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: political and economic conditions; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; new product development; product mix; availability and price of raw materials and critical manufacturing equipment; new plant startups; accounts receivable collection; the company's relationships with its major customers and suppliers; changes in tax laws and tariffs; patent rights that could provide significant advantage to a competitor; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian dollar, the Argentine peso and the Brazilian real); the regulatory and trade environment; and other risks as indicated from time to time in the company's filings with the Securities and Exchange Commission. All forward-looking information represents management's best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the company and the regions where the company does business makes it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix and selling prices. However, management's best estimates of these changes as well as changes in other factors have been included. References to volume changes include volume and product mix changes, combined.


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                                                                      EXHIBIT 99


                               H.B. FULLER COMPANY
                              FINANCIAL INFORMATION
               In thousands, except per share amounts (unaudited)

                                                     13 Weeks        14 Weeks        52 Weeks        53 Weeks
                                                      Ended           Ended           Ended           Ended
                                                     1-Dec-01        2-Dec-00        1-Dec-01        2-Dec-00
                                                    -----------     -----------     -----------     -----------
Net sales                                           $   322,906     $   364,180     $ 1,274,059     $ 1,363,961
Cost of sales*                                         (234,065)       (263,713)       (928,506)       (984,599)
                                                    -----------     -----------     -----------     -----------

Gross profit                                             88,841         100,467         345,553         379,362

Selling, administrative and other expenses              (63,383)        (72,701)       (257,446)       (276,861)

Interest expense                                         (4,884)         (5,815)        (21,247)        (23,814)

Other income (expense), net                              (1,158)            437          (3,390)         (1,782)
                                                    -----------     -----------     -----------     -----------

Income before income taxes and minority
interests                                                19,416          22,388          63,470          76,905

Income taxes                                             (7,043)         (8,284)        (19,833)        (28,455)

Minority interests in consolidated income                  (186)           (564)           (873)         (1,826)

Income from equity investments                              755             727           2,176           2,539
                                                    -----------     -----------     -----------     -----------

Income before cumulative effect of
accounting change                                   $    12,942     $    14,267     $    44,940     $    49,163

Cumulative effect of accounting change              $       --      $       --      $      (501)    $       --
                                                    -----------     -----------     -----------     -----------
Net Income                                          $    12,942     $    14,267     $    44,439     $    49,163
                                                    ===========     ===========     ===========     ===========

Basic income (loss) per common share
   Income before accounting change                  $      0.46     $      0.51     $      1.61     $      1.77
   Accounting Change                                        --              --            (0.02)    $       --
                                                    -----------     -----------     -----------     -----------
Net Income                                          $      0.46     $      0.51     $      1.59     $      1.77
                                                    ===========     ===========     ===========     ===========

Diluted income (loss) per common share
   Income before accounting change                  $      0.46     $      0.50     $      1.59     $      1.74
   Accounting change                                        --              --            (0.02)
                                                    -----------     -----------     -----------     -----------
                                                    $      0.46     $      0.50     $      1.57     $      1.74
                                                    ===========     ===========     ===========     ===========

Weighted-average common shares outstanding
     Basic                                               27,989          27,894          27,962          27,828
     Diluted                                             28,402          28,249          28,330          28,206

 * Cost of sales in 4th quarter and total year, 2001 includes special charges of $1,564 for asset impairments related to the company's restructuring initiative.

Select Balance Sheet Information (subject to change prior
to filing of the Company's Annual Report on Form 10-K)
---------------------------------------------------------
Inventory                                           $   141,210    $  153,785
Trade accounts receivable, net                          211,590       220,796
Trade accounts payable                                  114,155       126,617
Total assets                                            972,616     1,010,361
Long-term debt                                          203,001       250,464
Stockholders' equity                                    434,068       404,710


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Pursuant to FASB Emerging Issues Task Force Issue No. 00-10, Accounting for
Shipping and Handling Fees and Costs, the company has reclassified freight billed to customers from selling, administrative and other expenses to net sales, and has reclassified related freight costs from selling, administrative and other expenses to cost of sales.
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